Exhibit 99.1

Contact:	Christine Skold
Interim Chief Financial Officer
(205) 942-4292

HIBBETT SPORTS NAMES LORNA NAGLER AND DORLISA FLUR
TO THE BOARD OF DIRECTORS

BIRMINGHAM, Ala. (July 16, 2019) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a leading athletic-inspired fashion retailer, today announced the appointments of Ms. Lorna Nagler and Ms. Dorlisa Flur to the Company’s Board of Directors.  The appointments increase the size of the Board to 10.  Ms. Nagler will serve on the Compensation Committee and Ms. Flur will serve on the Audit Committee.
Lorna Nagler has served on the Board of Directors of Ulta Beauty, a Fortune 500 Company, since 2009, where she sits on the Compensation and Nominating and Corporate Governance committees. She also serves on the Advisory Board for the University of Wisconsin and works with several non-profit organizations.
Ms. Nagler was President of Bealls Department Stores, Inc., a privately held omni-channel chain, from 2011 to 2016, where she developed a business strategy to recapture lost volume and reposition the company for future growth.  Ms. Nagler re-platformed the company’s e-commerce business, introduced new national brands and strategically invested in customer relations management capabilities to launch a contact database that grew to several million customers.
Prior to joining Bealls, Ms. Nagler was Chief Executive Officer of Christopher & Banks Corporation from 2007 to 2010.  From 2002 to 2007, she served in several leadership roles at Charming Shoppes, including President of Lane Bryant and President of Catherine Stores.  She also held merchandising leadership roles at Kmart Corporation and Kids “R” Us between 1994 and 2001.  Ms. Nagler holds a Bachelor of Science in Retail from the University of Wisconsin.
Dorlisa Flur is currently an independent senior advisor and was previously Chief Strategy and Transformation Officer at Southeastern Grocers, Inc. from 2016 until July 2018.  In her prior role, she led analytics and program management.  Ms. Flur also integrated traditional and digital channels into a coordinated target marketing program and strategically guided the company’s e-commerce direction.
From 2013 to 2016, Ms. Flur was Executive Vice President, Omni-channel at Belk, Inc., where she built a dynamic multi-million-dollar omni-channel business, implementing numerous initiatives to drive sales and generate fulfillment efficiencies while directing technology-focused investments to institutionalize new omni-channel capabilities.  Prior to Belk, Ms. Flur held several executive and strategic leadership roles at Family Dollar Stores, Inc. from 2004 to 2012, rising to Vice Chair, Strategy and Chief Administrative Officer.  Earlier in her career, she honed her strategic skillset with 16 years at McKinsey and Company, Inc. where she was the first female partner elected in the Southeast and also co-led the Charlotte office.
Ms. Flur serves on the Board of Advisors for the Belk College of Business at UNC-Charlotte and is a Founding Trustee and Immediate Past Board Chair for the Bechtler Museum of Modern Art in Charlotte.  She has also served on the boards of other non-profit organizations.  Ms. Flur holds a Master of Business Administration from the Fuqua School of Business at Duke University as well as a Bachelor of Science in Computer Science and Economics from Duke.

Anthony F. Crudele, Chairman of the Board, stated, “We are pleased to welcome Lorna and Dorlisa to the Hibbett Board.  We are focused on expanding the skillset composition of our Board.  In addition to Lorna’s board experience in guiding one of the most successful public retailers in the country, her extensive merchandising and operations background will help us continue to optimize our categories toward a more fashion-forward assortment with strong connectivity between our apparel, footwear and hardline categories.  Lorna’s depth and capabilities in customer loyalty programs with multi-faceted customer bases and her e‑commerce experience will be instrumental as we move forward.
“Dorlisa’s strategic skills and experience in transforming multi-billion-dollar retailers will be invaluable as we integrate, grow and capitalize on the synergies inherent to our retail formats.  As a former McKinsey partner, she brings a key skillset to our Board; but more specifically, she has applied this strategic perspective through C-level positions, managing nearly every line-operating function at several public and private retail companies with geographic dispersion and a varied customer base.
“They both join Hibbett at an exciting time as we continue to drive our omni-channel capabilities and digital platform forward, reinforcing our abilities to remain authentically connected to our customers.  Lorna and Dorlisa share our values and our focus on innovation that places strong emphasis on the customer experience – a combination we believe will support us in our goal to strengthen the connection with our customers and deliver strong shareholder value in the years ahead.”
Hibbett Sports, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with more than 1,100 stores under the Hibbett Sports and City Gear banners, primarily located in small and mid-sized communities. Founded in 1945, Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan, Adidas, and Under Armour. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com or www.citygear.com. Follow us @hibbettsports and @citygear.
A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are “forward looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “forecast,” “guidance,” “outlook,” “estimate,” “continue,” “will,” “may,” “could,” “possible,” “potential” or other similar words, phrases or expressions. For example, our forward-looking statements include statements regarding the expected contributions of our new directors to our Board of Directors and our plans and expectations regarding our omni-channel capabilities, digital platform and connection to our customers. Such statements are subject to risks and uncertainties that could cause actual results to differ materially. For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the “Risk Factors,” “Business” and “MD&A” sections in our Annual Report on Form 10-K filed on April 18, 2019 and in our Quarterly Report on form 10-Q filed on July 9, 2019. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

-END OF EXHIBIT 99.1-